INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

eFax.com, Inc.:

     We consent to the incorporation by reference in Registration Statement No. 333-39815 on Form S-8 and Registration Statement No. 333-58993 on Form S-3 of our report dated February 8, 1999 (April 9, 1999 as to Note 14), appearing in this Annual Report on Form 10-K of eFax.com, Inc. (formerly JetFax, Inc.) and subsidiaries for the year ended December 31, 1998.

     Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of eFax.com, Inc., listed in Item 14(a). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

San Jose, California
April 9, 1999